For Immediate Release	Contact: Kelly Lynch Rasky Baerlein Strategic Communications (617) 443-9933 x. 321 klynch@rasky.com

Myriad Entertainment and Resorts, Inc. Announces Strategic Management Changes, Corporate Restructuring and Other Initiatives to Support New Business Plan

Unveils Revised Vision for the Development of the ‘Myriad Botanical Resort’ in Tunica, Mississippi

(Memphis, Tennessee) January 19, 2007 - Myriad Entertainment and Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that it has undertaken several strategic initiatives to support the Company’s new business plan, which focuses the Company’s current efforts and resources on the development of the Myriad Botanical Resort in Tunica County, Mississippi.

New Management Expertise and Relocation of Corporate Headquarters
In May 2006, John Meeske was nominated to the Board of Directors and, in July 2006, was appointed CEO. With more than 30 years of direct experience in the resort and hospitality industry, John’s professional career has largely been focused and dedicated toward the ownership, management, marketing, financing and repositioning of Destination Resorts & Clubs. John replaces Scott Hawrelechko, the founder of Myriad, who stepped down from the role of CEO.

In August 2006, Nicholas A. Lopardo joined the Company as Chairman of the Board. The past Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Massachusetts, Nick retired in December 2001 as Vice Chairman of State Street Corporation and Chairman and Chief Executive Officer of State Street Global Advisors (SSgA), the bank's investment management group. Under his leadership, the money-management arm of SSgA grew from $9 billion to $800 billion in assets.

Myriad also announced that it is in the process of relocating its corporate headquarters from Alberta, Canada to Memphis, Tennessee.

Corporate Restructuring
To better facilitate the funding and development of the Myriad Botanical Resort and build shareholder value, Myriad announced that it has increased its ownership position in Myriad Resorts of Tunica LLC (“Myriad Tunica”) from 33% to 99% of the limited liability company membership interests. Myriad Tunica is now a majority owned subsidiary of Myriad and, as a result, Myriad owns all of the land positions, casino positions, entitlements, designs, feasibility studies and appraisals.

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Development Vision
The Company also unveiled its revised vision for the Myriad Botanical Resort. “Over the last several months, our plans for this 500+ acre parcel have continued to evolve,” stated John Meeske, CEO of Myriad. “Previously, the project called for a casino and convention resort anchored by a fully enclosed championship golf course. Today, our vision for the first phase of development has advanced to a comprehensive plan to develop a $1.62 billion world-class destination resort centered on gaming, conventions, retail and attractions, and leisure real estate.”

Designed by Paul Ma, a world renowned creative designer for destination resorts and a member of the Myriad Board of Directors, the Myriad Botanical Resort will be based on a botanical garden theme and will offer world-class facilities and amenities along with unique experiences and services. The first phase of development calls for two casinos each with hotel, a major 600,000 square foot convention and exposition center with hotel, an 18-hole signature-design golf facility, a significant retail complex, a health club and spa, leisure real estate and attractions including botanical gardens, a water park, and an “Eye in the Sky” observatory. As part of a second phase of development, Myriad is exploring several additional attractions and up to four additional casinos.

The Myriad development team and its outside engineers and consultants continue to work with local and state officials in Mississippi to secure the necessary entitlements, site approvals and building permits required to bring the Tunica project to life. Myriad also continues to work with state authorities to explore grants and other opportunities to defray the costs associated with infrastructure improvements.

“Through the changes and initiatives announced today, we are positioning Myriad for success and beginning the process of transforming our vision into reality,” stated Nick Lopardo, Chairman of the Myriad Board of Directors.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.
Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). Myriad-Tunica's objective is to develop and build a $1.62 billion resort in Tunica, Mississippi. It is intended that the 500+ acre Myriad Botanical Resort will consist of a world-class destination resort centered on gaming, conventions, retail and attractions, and leisure real estate. The first phase of development calls for two casinos each with hotel, a major 600,000 square foot convention and exposition center with hotel, an 18 hole signature-design golf facility, a significant retail complex, a health club and spa, leisure real estate and attractions including botanical gardens, a water park, and an “Eye in the Sky” observatory. As part of a second phase of development, Myriad is exploring several additional attractions and up to four additional casinos. Myriad-Tunica has been granted development and gaming site approvals for the Tunica resort. For more information, see www.myriadworldresorts.com.

SAFE HARBOR ACT DISCLAIMER NOTICE
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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